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                                                                    Exhibit 12.2


                             MIDWEST GENERAITON LLC

              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)

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                                                Twelve months
                                                   ended           Inception to
                                                December 31,        December 31
                                                    2000               1999
                                                -------------------------------

EARNINGS:
Income before taxes and extraordinary item      $  (158,071)        $ (20,086)

Adjustments:
   Fixed charges, as below                          369,802            14,339

                                                -------------------------------
Earnings as adjusted                            $   211,731         $  (5,747)
                                                ===============================

FIXED CHARGES:

Interest on indebtedness                        $   361,203         $  14,335
Interest  portion of rent expense                     8,599                 4

                                                -------------------------------
                                                $   369,802         $  14,339
                                                ===============================


Ratio of Earnings to Fixed Charges                     0.57             (0.40)
                                                ===============================
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